EXECUTION COPY

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT, dated as of January 30, 2006 (this ‘‘Amendment’’), by and among Warnaco Inc., a Delaware corporation (the ‘‘Purchaser’’), Fingen Apparel N.V., a limited liability company organized and existing under the laws of the Netherlands (‘‘Fingen Apparel’’), Fingen S.p.A., a joint stock company organized and existing under the laws of Italy (‘‘Fingen S.p.A.’’), Euro Cormar S.p.A., a joint stock company organized and existing under the laws of Italy (‘‘Euro Cormar’’), and Calvin Klein, Inc., a New York corporation (‘‘CKI’’ and, together with, Fingen Apparel, Fingen S.p.A. and Euro Cormar, the ‘‘Sellers’’) is made in accordance with that certain Stock Purchase Agreement, dated as of December 20, 2005 (the ‘‘Agreement’’), by and among the Purchaser and the Sellers. Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

WITNESSETH

WHEREAS, in accordance with Section 11.6 of the Agreement, the parties hereto desire to amend the Agreement to reflect the changes set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Definitions. Except as otherwise expressly provided herein, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Amendments to the Agreement. The Agreement (including any Schedule thereto) is hereby amended as follows:

(a)	The Table of Schedules set forth on page iii of the Agreement is hereby amended by inserting, in correct order, a new Schedule 7.16 to be entitled ‘‘Non-Fingen Banks and Performance Bond Beneficiaries’’.

(b)	Schedule 1 of the Agreement is hereby amended by deleting from the definition of ‘‘Closing Date Working Capital’’ the words ‘‘the day immediately prior to’’ immediately after the words ‘‘at the close of business on’’ and immediately prior to the words ‘‘the Closing Date’’.

(c)	Section 1.1 of the Agreement is hereby amended:

(i)	by deleting in its entirety each of the following defined terms and its definition (or cross-references in Section 1.1 of the Agreement to its definition):

(1)	Gold Lightening Declaration of Trust;

(2)	Jeanswear Asia Declaration of Trust;

(3)	Jeanswear Asia Nominee Shares;

(4)	Jeanswear N.V. Declarations of Trust; and

(5)	Jeanswear Korea.

(ii)	by inserting, in correct alphabetical order, each of the following defined terms and its definition (or cross-references to its definition):

(1)	‘‘‘Applicable Guarantor Liability’ means any Liability incurred by an Applicable Guarantor (in its capacity as a guarantor in favor of a Non-Fingen Bank) as a result of a default by a Company of such Company’s obligations to a Non-Fingen Bank.’’;

(2)	‘‘‘Designated Non-Fingen Banks’ means, collectively, the Non-Fingen Banks marked by one asterisk on Schedule 7.16.’’;

(3)	‘‘‘Fingen Sellers Third Party Indebtedness Amount’ shall have the meaning set forth in Section 7.16.’’;

(4)	‘‘‘Non-Fingen Banks’ means, collectively, the Persons set forth in Schedule 7.16 who are designated as ‘Non-Fingen Banks’.’’;

(5)	‘‘‘Performance Bond Beneficiaries’ means, collectively, the Persons set forth in Schedule 7.16 who are designated as ‘Performance Bond Beneficiaries’.’’; and

(6)	‘‘‘Performance Bond Liability’ means any Liability incurred by Fingen S.p.A. (in its capacity as the provider of a performance bond with respect to, or guarantee of, the obligations of any Company, in each case, in favor of a Performance Bond Beneficiary) as a result of a default by a Company of such Company’s obligations to a Performance Bond Beneficiary.’’

(iii)	by deleting from the definition of:

(1)	‘‘Actual Closing Date Cash’’ the words ‘‘the day immediately prior to’’ immediately after the words ‘‘at the close of business on’’ and immediately prior to the words ‘‘the Closing Date’’;

(2)	‘‘Actual Sellers Third Party Indebtedness’’ the words: (A) ‘‘and the amount of any applicable prepayment penalties or similar costs or fees set forth in the applicable payoff letter agreed upon by the Sellers’’ immediately after the words ‘‘together with any accrued interest thereon’’ and immediately prior to the words ‘‘) as at the close of business’’ and (B) ‘‘the day immediately prior to’’ immediately after the words ‘‘at the close of business on’’ and immediately prior to the words ‘‘the Closing Date’’;

(3)	‘‘Certified Closing Date Cash’’ the words ‘‘the day immediately prior to’’ immediately after the words ‘‘at the close of business on’’ and immediately prior to the words ‘‘the Closing Date’’;

(4)	‘‘Certified Sellers Third Party Indebtedness Amount’’ the words: (A) ‘‘and the amount of any applicable prepayment penalties or similar costs or fees set forth in the applicable payoff letter agreed upon by the Sellers’’ immediately after the words ‘‘together with any accrued interest thereon’’ and immediately prior to the words ‘‘) as at the close of business’’ and (B) ‘‘the day immediately prior to’’ immediately after the words ‘‘at the close of business on’’ and immediately prior to the words ‘‘the Closing Date’’;

(5)	‘‘Seller Third Party Indebtedness and Cash Letter’’ the words ‘‘the day immediately prior to’’ immediately after the words ‘‘at the close of business on’’ and immediately prior to the words ‘‘the Closing Date’’; and

(6)	‘‘Sellers Third Party Indebtedness Certificate’’ the words ‘‘Contracts relating to any Sellers Third Party Indebtedness’’ immediately after the words ‘‘true and complete copies of all’’ and immediately prior to the words ‘‘are attached thereto’’ and replacing those deleted words with the words ‘‘primary Contracts (and any material amendments thereto) relating to any Sellers Third Party Indebtedness (other than such Contracts (and such material amendments) relating to the Fingen Sellers Third Party Indebtedness Amount)’’.

(d)	Subclause (ii) of the first sentence of Section 2.2(a) is hereby amended by deleting the words ‘‘Certified Sellers Third Party Indebtedness Amount’’ immediately after the words ‘‘or cause the Companies to reimburse, the’’ and immediately prior to the period at the end of such sentence and replacing those deleted words with the words ‘‘Fingen Sellers Third Party Indebtedness Amount’’.

(e)	Section 2.4(b) of the Agreement is hereby amended:

(i)	by amending and restating in its entirety the fourth sentence to read as follows:

‘‘The Accounting Firm may not make any determination with respect to any matter not set forth in the Dispute Notice or otherwise previously resolved, and the Accounting Firm’s determination of (i) the Actual Closing Date Working Capital shall not be more than the Closing Date Working Capital set forth in the Dispute Notice or less than the amount of the Closing Date Working Capital set forth in the Preliminary Adjustment Statement, (ii) the Companies’ cash and cash equivalents (including interest earned on cash deposits) as at Closing shall not be more than the amount of the Companies’ cash and cash equivalents (including interest earned on cash deposits) as at Closing set forth in the Dispute Notice or less than the amount of the Companies’ cash and cash equivalents (including interest earned on cash deposits) as at Closing set forth in the Objection Statement (if any) or (iii) the amount of Sellers Third Party Indebtedness (together with any accrued interest thereon) as at Closing shall not be more than the amount of Sellers Third Party Indebtedness (together with any accrued interest thereon) as at Closing set forth in the Objection Statement (if any) or less than the amount of Sellers Third Party Indebtedness (together with any accrued interest thereon) as at Closing set forth in the Dispute Notice.’’; and

(ii)	by inserting a new tenth sentence to read as follows:

‘‘Notwithstanding anything in this Agreement to the contrary, (i) adjustments to the Sellers Third Party Indebtedness pursuant to this Section 2.4 may include adjustments to the Fingen Sellers Third Party Indebtedness Amount and (ii) upon the determination (in accordance with this Section 2.4) of the Actual Sellers Third Party Indebtedness, each of Fingen S.p.A. and Fingen Apparel (in each case, in its capacity as a lender) shall, and shall cause Fingen International B.V., a company organized and existing under the laws of the Netherlands, in its capacity as a lender, to, issue and deliver to the Purchaser and its Affiliates, an unconditional payoff letter (in a form reasonably satisfactory to the Purchaser) in respect of the Fingen Sellers Third Party Indebtedness Amount.’’.

(f)	The second sentence of Section 3.1 is hereby amended and restated in its entirety to read as follows: ‘‘With respect to a Company, the Closing shall be deemed to be effective at 11:59 p.m., local time (of the city in which such Company’s principal offices are located), on the Closing Date; provided, that, for each Company, the Closing Date shall be the date of the document(s) delivered by the parties pursuant to Sections 3.2(a)(ii) and 3.2(b)(ii).’’

(g)	Section 3.2(a)(xvi) of the Agreement is hereby amended and restated in its entirety to read, ‘‘[INTENTIONALLY OMITTED.]’’.

(h)	Section 3.2(c) is hereby amended and restated in its entirety to read as follows:

‘‘At the Closing, the Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds to such account or accounts as the Sellers shall specify, (i) the Closing Purchase Price (as determined in accordance with Section 2.2(a)) to the Sellers in amounts consistent with the Allocation Schedule and (ii) the Fingen Sellers Third Party Indebtedness Amount.’’

(i)	Section 4.6(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

‘‘At Closing, there will be no Sellers Third Party Indebtedness other than (i) Sellers Third Party Indebtedness owing to a Non-Fingen Bank and (ii) the Fingen Sellers Third Party Indebtedness Amount paid by the Purchaser at Closing pursuant to Section 7.16.’’

(j)	Section 5.6(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

‘‘At Closing, there will be no Jeanswear N.V. Third Party Indebtedness other than (i) Jeanswear N.V Third Party Indebtedness owing to a Non-Fingen Bank and (ii) the Fingen Sellers Third Party Indebtedness Amount paid by the Purchaser at Closing pursuant to Section 7.16.’’

(k)	Section 7.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

‘‘Not less that two Business Days prior to the Closing Date, the Jeanswear N.V. Sellers and/or the Retail Sellers (as the case may be) shall, and shall cause their respective Affiliates to, cancel, effective as of the Closing, the authorizations of individuals to draw on, or to have access to, the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by any Company. On the Closing Date (but prior to the Closing), the Jeanswear N.V. Sellers and/or the Retail Sellers (as the case may be) shall, and shall cause their respective Affiliates (including the Companies) to, deliver to such applicable Persons as the Purchaser may designate prior to the Closing, a letter (in a form satisfactory to the Purchaser) requesting authorization of such individuals as the Purchaser may designate to draw on, or to have access to, the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by any Company.’’

(l)	Section 7.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

‘‘Prior to the Closing, the Jeanswear N.V. Sellers shall, and shall cause their respective Affiliates (including the applicable Jeanswear N.V. Companies) to, in each case, in accordance with applicable Law and the Organizational Documents of such Sellers and their respective Affiliates, (i) take all actions necessary to transfer the Gold Lightening Shares not held by a Company (such Gold Lightening Shares, the ‘Gold Lightening Nominee Shares’) to Jeanswear Asia and (ii) cause Jeanswear Asia not to take any action which would create or suffer to exist any Encumbrance upon the Gold Lightening Nominee Shares or which would otherwise violate the terms and conditions of this Agreement.’’

(m)	Section 7.16 of the Agreement is hereby amended and restated in its entirety to read as follows:

‘‘Section 7.16 Indebtedness and Performance Bonds. At Closing, the Purchaser and/or their respective Affiliates shall (a) repay all amounts of Sellers Third Party Indebtedness owing by a Company to a Seller (in its capacity as a lender) or Fingen International B.V., a company organized and existing under the laws of the Netherlands, as of the Closing (such amount of Sellers Third Party Indebtedness owing as of the Closing (together with any accrued interest thereon), the ‘Fingen Sellers Third Party Indebtedness Amount’) and (b) cause letters of credit to be issued in favor of each Designated Non-Fingen Bank and deliver a copy of such letters of credit to the Sellers. Within seven Business Days of the Closing Date, the Purchaser shall cause each Non-Fingen Bank to release each guarantee of an Applicable Guarantor in favor of a Non-Fingen Bank. Within 30 days of the Closing Date, the Purchaser shall cause each Performance Bond Beneficiary to release each performance bond or guarantee provided by Fingen S.p.A. with respect to the obligations of any Company to, and in favor of, a Performance Bond Beneficiary.’’

(n)	A new Schedule 7.16, attached hereto as Annex A, is hereby added to the Agreement.

(o)	A new Section 7.20 is hereby added to the Agreement to read in its entirety as follows:

‘‘Section 7.20 Fingen Apparel UK Name Change. As soon as practicable after the Closing Date, but in any event within 90 days after the Closing Date, the Purchaser shall cause Fingen Apparel UK to change its name to a name that does not include the word ‘Fingen’ or any word confusingly similar to ‘Fingen’. Upon the effectiveness of such change, the Purchaser shall promptly provide written evidence thereof to the Fingen Sellers. Notwithstanding anything in this Section 7.20 to the contrary, during such 90-day period, the Purchaser shall have the right to use and hold itself out under one or more ‘Fingen’ names for purposes of ensuring an orderly transition of Fingen Apparel UK from the Fingen Sellers to the Purchaser. From and after the Closing, the Fingen Sellers shall have the sole and exclusive ownership of the ‘Fingen’ name and variations and derivatives thereof and the sole and exclusive right against the Purchaser to conduct business under the name ‘Fingen’ and variations and derivatives thereof.’’

(p)	Section 9.3(b) of the Agreement is hereby amended and restated in its entirety to read, ‘‘(i) any breach by the Purchaser of any of its agreements, covenants or obligations contained in this Agreement, (ii) any Applicable Guarantor Liability or (iii) any Performance Bond Liability.’’

(q)	Section 9.7(d) of the Agreement is hereby amended by:

(i)	deleting the word ‘‘and’’ immediately after the words ‘‘(xi) CKI Transfer Liability’’ and immediately prior to the words ‘‘(xii) any Jeanswear Services International Trading Liability’’ and replacing such deleted word with a comma; and

(ii)	inserting the words ‘‘, (xiii) any Applicable Guarantor Liability and (xiv) any Performance Bond Liability’’ immediately after the words ‘‘Jeanswear Services International Trading Liability’’ and immediately prior to the words ‘‘(such exceptions to’’.

Section 3. Governing Law; Jurisdiction; Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the New York General Obligations Law) or any other jurisdiction that would require the application of any other jurisdiction’s laws. The Purchaser and each of the Sellers irrevocably and unconditionally consent to submit to the jurisdiction and venue of any federal court within the City of New York or any state court located in the New York Courts (and of the appropriate appellate courts of such courts) for any action to compel arbitration, for provisional or preliminary relief in aid of arbitration or to prevent irreparable harm prior to the appointment of the arbitral tribunal (and except for an action to enforce a final arbitral award, irrevocably and unconditionally agree not to commence any litigation relating hereto except in such courts) and waive any objection or claim that such party may now or hereafter have to the jurisdiction or venue of such courts or that such litigation was brought in an inconvenient court or forum. Process in any such action may be served on any party hereto anywhere in the world or in accordance with Section 11.1 of the Agreement.

Section 4. Dispute Resolution. Except as otherwise expressly set forth in the Agreement, including Section 2.4 thereof, all Disputes (including Disputes arising out of, or in relation to, the Agreement as amended hereby) shall be finally, exclusively and conclusively settled by binding arbitration, as provided in Section 11.8 of the Agreement, under the International Arbitration Rules of the AAA in effect at the time any such arbitration is commenced, except as modified in this Section 4.

Section 5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

Section 6. Effect. Except as otherwise provided herein, the provisions of the Agreement shall remain unmodified and in full force and effect, and the Sellers and the Purchaser shall continue to perform in accordance with the terms of the Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

WARNACO INC.
By:	/s/ Joseph R. Gromek
Name: Joseph R. Gromek
Title: President and Chief Executive Officer
FINGEN APPAREL N.V.
By:	/s/ Gabriele Martini
Name: Gabriele Martini
Title: Director
FINGEN S.P.A.
By:	/s/ Cesare Brogi
Name: Cesare Brogi
Title: Director and Chief Executive Officer
EURO CORMAR S.P.A.
By:	/s/ Corrado Fratini
Name: Corrado Fratini
Title: Chairman and Chief Executive Officer
CALVIN KLEIN, INC.
By:	/s/ Mark Fischer
Name: Mark Fischer
Title: Vice President and Secretary

[SIGNATURE PAGE TO AMENDMENT TO STOCK PURCHASE AGREEMENT]